Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Pyxis Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)(5)
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rules 457(c) and 457(h)	1,755,501 (3)	$2.51(2)	$4,406,307.51	.0001102	$485.58
Fees to be Paid	Equity	Common Stock, par value $0.001 per share	Rules 457(c) and 457(h)	679,029 (4)	$2.51(5)	$1,704,362.79	.0001102	$187.82

	Total Offering Amounts							$673.40
	Total Fee Offsets							-
	Net Fee Due							$673.40

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.51 per share, the average of the high and low prices of the Registrant’s Common Stock on March 20, 2023 as reported on the Nasdaq Global Market.

(3)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Pyxis Oncology, Inc. 2021 Equity and Incentive Plan (the “2021 Plan”) on January 1, 2023 pursuant to an “evergreen” provision contained in the 2021 Plan. Pursuant to such provision, on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022, and continuing until (and including) the fiscal year ending December 31, 2031, the number of shares authorized for issuance under the 2021 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of Common Stock outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s Board of Directors for the applicable year.

(4)

Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Pyxis Oncology, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) pursuant to an “evergreen” provision contained in the 2021 ESPP. Pursuant to such provision, on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2022, and continuing until (and including) the fiscal year ending December 31, 2031, the number of shares authorized for issuance under the 2021 ESPP is automatically increased by a number equal to: (a) 1% of the total number of shares of Common Stock outstanding on the last day of the preceding fiscal year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s Board of Directors for the applicable year. Accordingly, the number of shares of Common Stock available for issuance under the 2021 ESPP was increased by 679,029 shares, which is equal to the sum of (i) 1% of the total number of shares of Common Stock outstanding as of December 31, 2021 and (ii) 1% of the total number of shares of Common Stock outstanding as of December 31, 2022.

(5)

Estimated pursuant to Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the additional shares to be reserved under the 2021 ESPP, on the basis of the average of the high and low prices of the Registrant’s common stock as reported on Nasdaq on March 20, 2023. Under the 2021 ESPP, the purchase price of a share of common stock is equal to 85% of the fair market value of the Registrant’s common stock on the offering date or the purchase date, whichever is less.